Exhibit 99.1

Upstart Holdings, Inc. Announces Proposed Private Offering of $575,000,000 of Convertible Senior Notes Due 2026

SAN MATEO – August 16, 2021 – Upstart Holdings, Inc. (“Upstart”) (NASDAQ: UPST) today announced its intention to offer, subject to market conditions and other factors, $575,000,000 aggregate principal amount of Convertible Senior Notes due 2026 (the “notes”) in a private offering (the “offering”) to qualified institutional buyers pursuant to Rule 144A promulgated under the Securities Act of 1933, as amended (the “Securities Act”). Upstart also expects to grant the initial purchasers of the notes an option to purchase, within a 13-day period beginning on, and including, the date the notes are first issued, up to an additional $86,250,000 aggregate principal amount of the notes.

The notes will be senior, unsecured obligations of Upstart, and will bear interest payable semi-annually in arrears. The notes will be convertible into cash, shares of Upstart’s common stock, or a combination thereof, at Upstart’s election. The interest rate, conversion rate, and other terms of the notes are to be determined upon pricing of the offering.

In connection with the pricing of the notes, Upstart expects to enter into privately negotiated capped call transactions with one or more of the initial purchasers or their respective affiliates and/or other financial institutions (the “option counterparties”). The capped call transactions will cover, subject to anti-dilution adjustments, the number of shares of common stock underlying the notes sold in the offering. The capped call transactions are expected generally to reduce the potential dilution to Upstart’s common stock upon any conversion of notes and/or offset any cash payments Upstart is required to make in excess of the principal amount of converted notes, as the case may be, with such reduction and/or offset subject to a cap.

Upstart has been advised that, in connection with establishing their initial hedges of the capped call transactions, the option counterparties or their respective affiliates expect to purchase shares of Upstart’s common stock and/or enter into various derivative transactions with respect to the common stock concurrently with or shortly after the pricing of the notes. This activity could increase (or reduce the size of any decrease in) the market price of Upstart’s common stock or the notes at that time. In addition, Upstart expects that the option counterparties or their respective affiliates may modify their hedge positions by entering into or unwinding various derivatives with respect to the common stock and/or by purchasing or selling shares of the common stock or other securities of Upstart in secondary market transactions following the pricing of the notes and prior to the maturity of the notes (and (x) are likely to do so during the observation period for conversions of notes and (y) may do so following any repurchase of notes by Upstart in connection with any fundamental change repurchase or otherwise). This activity could also cause or avoid an increase or a decrease in the market price of the common stock or the notes, which could affect the ability of noteholders to convert the notes and, to the extent the activity occurs following a conversion or during any observation period related to a conversion of the notes, it could affect the number of shares and value of the consideration that noteholders will receive upon conversion of the notes.

Upstart intends to use a portion of the net proceeds of the offering of the notes to pay the cost of the capped call transactions. If the initial purchasers exercise their option to purchase additional notes, Upstart expects to use a portion of the net proceeds from the sale of such additional notes to enter into additional capped call transactions. Upstart intends to use the remainder of the net proceeds from the offering for general corporate purposes.

The notes will only be offered to qualified institutional buyers pursuant to Rule 144A promulgated under the Securities Act by means of a private offering memorandum. Neither the notes nor the shares of Upstart’s common stock potentially issuable upon conversion of the notes, if any, have been, or will be, registered under the Securities Act or the securities laws of any other jurisdiction, and unless so registered, may not be offered or sold in the United States, except pursuant to an applicable exemption from such registration requirements.

This announcement is neither an offer to sell nor a solicitation of an offer to buy any of these securities and shall not constitute an offer, solicitation, or sale in any jurisdiction in which such offer, solicitation, or sale is unlawful.

Investors

Jason Schmidt

Vice President, Investor Relations

ir@upstart.com

Press

press@upstart.com